Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Agape ATP Corporation on Form S-1 (Amendment No. 1) of our report dated March 31, 2021 with respect to our audits of Agape ATP Corporation and Subsidiaries as of December 31, 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the six-month period ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

October 6, 2021